Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2017 FIRST-QUARTER RESULTS

MONROE, Mich., August 23, 2016—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2017 first quarter ended July 30, 2016.

Fiscal 2017 first-quarter highlights:

•                  Consolidated operating income for the fiscal 2017 first quarter increased 9.0% to $21.8 million, with consolidated operating margin increasing 60 basis points to 6.4% from 5.8% in the fiscal 2016 first quarter;

•                  Operating margin for the upholstery and casegoods segments increased versus the prior-year period;

•                  The company reported earnings per share of $0.28 attributable to La-Z-Boy Incorporated versus $0.27 in last year’s first quarter;

•                  Cash flow from operations was $34.1 million versus $1.5 million in the fiscal 2016 first quarter;

•                  Same-store sales for the La-Z-Boy Furniture Galleries® network declined 1.9% versus  an increase of 5.3% in last year’s first quarter; and

•                  The company purchased more than 500,000 shares of stock in the open market.

Sales for the fiscal 2017 first quarter were $340.8 million, compared with $341.4 million in the prior year’s first quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $13.8 million, or $0.28 per share, versus $13.7 million, or $0.27 per share, in last year’s first quarter.

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy, said, “Our manufacturing operations are running  efficiently and when combined with other supply chain initiatives, we drove improved profitability for the fiscal 2017 first quarter, increasing consolidated operating margin to 6.4%.  While we experienced flat sales for the quarter due to weaker demand at wholesale and inconsistent traffic throughout the La-Z-Boy Furniture Galleries® store system, we are in an excellent service position for both our dealers and the consumer as we approach the traditionally stronger fall selling season.”

Wholesale Segments

For the fiscal 2017 first quarter, sales in the company’s upholstery segment decreased 1.9% to $267.4 million versus the prior year’s first quarter.  In the casegoods segment, sales for the fiscal 2017 first quarter were $25.0 million, up 7.0% over last year’s first quarter.

Darrow commented, “During the quarter, we achieved an 11.1% operating margin in the upholstery segment, some 200 basis points higher than in last year’s comparable quarter.   The main performance

drivers were improvements in procurement, plant efficiency and productivity, and we also benefitted from a slight shift in product mix.  In our casegoods segment, the operating margin for the quarter was 8.6%, versus 7.2% in last year’s comparable quarter, reflecting both improved volume, particularly as we gain traction with our newer more transitional collections, and operating efficiencies.”

Darrow said, “As we move into the early fall, we are optimistic about the prospects for upholstery and casegoods collections introduced at the April Furniture Market in High Point, NC.  In particular, the iClean™ fabric collection introduced for our La-Z-Boy product line and the AD Modern group from American Drew were received enthusiastically by our dealer base.  These products will arrive on retail floors in September.”

Retail Segment

For the fiscal 2017 first quarter, sales in the company’s retail segment increased 10.5% to $95.7 million versus the prior year’s first quarter.  On the core base of 108 stores included in last year’s comparable quarter, delivered sales for the segment decreased 4.4%.

Darrow continued, “We continue to grow the company-owned base of La-Z-Boy Furniture Galleries stores® through new stores associated with our 4-4-5 store build-out strategy and acquisitions of stores owned by independent dealers.  With a larger company-owned retail business, we will further benefit from the combined margin associated with our integrated retail strategy, where we earn an operating profit on both the wholesale and retail sides of the business with every piece of furniture sold through a company-owned store.  In the first quarter, the company opened two stores, one in Midlothian, Virginia, and one in Canton, Ohio.  Additionally, subsequent to quarter end, we bought four stores from an independent licensee — three in Calgary and one in Winnipeg — with the acquisitions representing the retail segment’s first foray into Canada.   Historically, in terms of sales, these four stores have been among the highest-performing throughout the La-Z-Boy Furniture Galleries® network and we expect them to contribute approximately $25 million in sales on an annual basis to the company’s retail segment.”

Darrow stated, “Our operating margin declined from 5.5% to 2.3% for the quarter, due to lower delivered sales for our core stores and increased investments in our overall marketing spend, including a number of targeted test markets.   While we did experience an up-lift in those markets, the remainder of the business did not meet our expectations for the quarter, given the additional spend.  We will continue, as appropriate, to make long-term marketing investments in the segment and believe this will translate into increased sales and operating profit over time.”

La-Z-Boy Furniture Galleries® Store Network

System-wide, for the first quarter of fiscal 2017, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were down 1.9% versus last year’s first quarter, which experienced a 5.3% increase.

For the first quarter, total written sales, which include new and closed stores, increased 2.1% compared with the fiscal 2016 comparable period.  At the end of the first quarter, the La-Z-Boy Furniture Galleries® store system was composed of 342 stand-alone stores, with 98 in the new concept design format.

Darrow commented, “For fiscal 2017, we are planning for approximately 30 projects, including 12 net new stores, as well as remodels and relocations that include changing out old-format stores into the new concept design format, which is performing at the highest level of our three store formats. During the first quarter, the La-Z-Boy Furniture Galleries® network opened five new stores, remodeled four, relocated one and closed one.  In the second quarter of fiscal 2017, we are planning for three new stores and two remodels throughout the network.”

FISCAL 2017 PROJECTED* STORE ACTIVITY

	Total FY16	New	Closed	Acquired	Total FY17	Remodel	Relocation
Company-owned	124	8	(2)	5	135	3	—
Dealer-owned	214	9	(3)	(5)	215	6	3
Total	338	17	(5)	—	350	9	3

*Projects anticipated to be completed.

Balance Sheet and Cash Flow

During the quarter, the company generated $34.1 million in cash from operating activities.  La-Z-Boy ended the quarter with $117.2 million in cash and cash equivalents, $32.7 million in investments to enhance returns on cash, and $9.0 million in restricted cash.  During the quarter, the company had $5.2 million in capital expenditures, paid $4.9 million in dividends, and spent $13.6 million purchasing 0.5 million shares of stock in the open market under its existing authorized share purchase program, with remaining authorization to purchase 3.5 million shares.

Business Outlook

Darrow concluded, “We are optimistic about our business for the long term and believe we are making the correct strategic investments to drive sales growth, profitability and returns to shareholders.  In addition to the execution of our 4-4-5 store build-out strategy, we are working to increase other distribution channels, expand our share of the stationary upholstery category and capitalize on our integrated retail strategy through growing the number of stores owned by the company.  At the same time, we are developing a number of new growth strategies to take us well into the future as we capitalize on our brand strength and efficient operating platform.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, August 24, 2016, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-calendar. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.660.6853 and to international callers at 201.612.7415. Enter Conference ID #13643410.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, forward-looking statements. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers;

(d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g., port strikes); (i) changes in the domestic or international regulatory environment; (j) adoption of new accounting principles; (k) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures and our ability to recover from a system failure; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the results of our restructuring actions; (t) the impact of potential goodwill or intangible asset impairments; and (u) those matters discussed in Item 1A of our fiscal 2016 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned Retail segment includes 127 of the 342 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 342 stand-alone La-Z-Boy Furniture Galleries® stores and 551 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.